EXHIBIT 23.5

                      Consent of Independent Accountants

The Board of Directors
OmniOffices (UK) Limited

     We consent to the incorporation by reference in the registration statement on Form S-8 to be filed on or about June 2, 2000 of FrontLine Capital Group of our report dated February 28, 2000, with respect to the group balance sheets of OmniOffices (UK) Limited as of December 31, 1999 and 1998, and the related group profit and loss account and group cash flows for each of the year ended December 31, 1999 and the nine months ended December 31, 1998, which report appears in the Form 8-K of FrontLine Capital Group dated February 28, 2000.

                                             /s/ KPMG LLP


Atlanta, Georgia
June 2, 2000